UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 03, 2023

PTC Inc.

(Exact name of Registrant as Specified in Its Charter)

Massachusetts	0-18059	04-2866152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

121 Seaport Boulevard
Boston, Massachusetts		02210
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 370-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	PTC	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

New Credit Agreement

On January 3, 2023, PTC Inc. (“PTC”) entered into a Fourth Amended and Restated Credit Agreement (the “Amended Senior Credit Agreement”) with JPMorgan Chase Bank, N.A. as Administrative Agent and the Lenders named therein, which Amended Senior Credit Agreement amended and restated in its entirety PTC’s existing senior credit facility (the “Existing Credit Agreement”). Pursuant to the Amended Senior Credit Agreement, all existing revolving commitments under the Existing Credit Agreement were replaced with the revolving commitments under the new revolving credit facility, as described herein and in Item 1.02 below. All capitalized terms used herein without definition have the meanings assigned in the Amended Senior Credit Agreement.

As with the Existing Credit Agreement, PTC expects to use the new revolving credit facility for general corporate purposes of PTC and its subsidiaries, including acquisitions of other businesses, and may also use it for working capital.

The new credit facility consists of (i) a $1.25 billion revolving credit facility, (ii) a $500 million term loan credit facility, and (iii) an incremental facility pursuant to which PTC may incur additional term loan tranches or increase its revolving credit facility by an amount of up to (a) the greater of $766 million and 10% of consolidated EBITDA, plus (b) an additional amount subject to a ratio of first lien secured indebtedness to consolidated EBITDA of PTC and its subsidiaries of not greater than 1.75 to 1.00 on a pro forma basis. Each of the revolving credit facility and the term loan credit facility will mature on the earlier of (i) January 3, 2028 (the “Stated Maturity Date”) and (ii) unless PTC’s 3.625% senior unsecured notes due 2025 shall previously have been refinanced to mature at least 91 days after the Stated Maturity Date, the date that is 91 days prior to February 15, 2025.

The term loan facility will begin amortizing on the last day of the fifth full calendar quarter following the funding of the term loan facility and will be required to be paid in equal quarterly installments of 0.625% of the aggregate principal amount of the term loan on each of the first four quarterly payment dates, and 1.25% of the aggregate principal amount of the term loan on each quarterly payment date thereafter.

PTC and certain of its foreign subsidiaries will be the borrowers under the credit facility. As of the closing of such new credit facility, only PTC (IFSC) Limited, an indirect wholly-owned subsidiary of PTC Inc., will be designated as foreign subsidiary borrower under the credit facility. PTC (IFSC) Limited was also a borrower under the Existing Credit Agreement. The obligations under the credit facility are required to be guaranteed by PTC’s material domestic subsidiaries (except for certain indirect material domestic subsidiaries as set forth in the Amended Senior Credit Agreement) and are secured, subject to exceptions, by a first priority perfected security interest in substantially all existing and after-acquired personal property owned by PTC and its material domestic subsidiaries (except for certain indirect material domestic subsidiaries as set forth in the Amended Senior Credit Agreement), including without limitation, intellectual property and a pledge of (i) 100% of the voting equity interests of PTC’s domestic subsidiaries and (ii) 65% of the voting equity interests of PTC’s material first-tier foreign subsidiaries. On January 3, 2023, PTC did not have any material domestic subsidiaries that are required to provide a guaranty under the Amended Senior Credit Agreement, other than material domestic subsidiaries acquired in connection with the acquisition of ServiceMax, Inc. (as described herein and in Item 2.01 below), which material acquired subsidiaries are required to provide such guaranties as set forth in the Amended Senior Credit Agreement.

Interest rates for the credit facilities will be determined at the option of PTC and may range from 1.25% to 2.0% above either (i) adjusted Daily Simple RFR (or other agreed upon successor rate) for borrowings based on adjusted Daily Simple RFR (“RFR Borrowings”) or (ii) adjusted Term SOFR Rate (or other agreed upon successor rate) for borrowings based on adjusted Term SOFR Rate (“Term Benchmark Borrowings”) or may range from 0.25% to 1.0% above the defined base rate for base rate borrowings, in each case based upon PTC’s total leverage ratio. Additionally, PTC may borrow certain foreign currencies at rates set in the same range above a defined adjusted rate for such currency (or other agreed upon successor rate), based on PTC’s total leverage ratio. A quarterly revolving commitment fee on the undrawn portion of the revolving credit facility is required, ranging from 0.175% to 0.325% per annum, based upon PTC’s total leverage ratio. In addition, a quarterly ticking fee at the same rate applicable to the revolving commitment fee is required with respect to the term loan credit facility for the period commencing on the date that is 30 days after the date of the Amended Senior Credit Agreement and ending upon the earlier of the date of funding of the term loan credit facility or the date the term loan credit facility is no longer available to be drawn under the Amended Senior Credit Agreement. At closing of the credit facility, the applicable interest rate was 1.75% above the adjusted Daily Simple SOFR rate for RFR Borrowings and the adjusted Term SOFR Rate for Term Benchmark Borrowings, or 0.75% above the defined base rate for base rate borrowings, and the quarterly revolving commitment fee and ticking fee rate was 0.30%.

The credit facility includes a provision for the replacement of the Adjusted Daily Simple RFR or the Adjusted Term SOFR Rate (as well as rates applicable to foreign currency advances) in the event that such rate is no longer available. Any such replacement rate will be determined by the Administrative Agent in consultation with certain lenders and PTC as set forth in the Amended Senior Credit Agreement.

The credit facility limits PTC’s and its subsidiaries’ ability to, among other things: incur additional indebtedness; incur liens or guarantee obligations; pay dividends and make other distributions; make investments and enter into joint ventures; dispose of assets; and engage in transactions with affiliates, except on an arms-length basis.

Under the credit facility, PTC and its domestic subsidiaries may not invest cash or property in, or loan to, PTC’s foreign subsidiaries for acquisitions of businesses unless PTC’s total leverage ratio (as described below) after giving effect to such transaction does not exceed 4.50 to 1.00, and for other purposes, in an amount exceeding $100 million. In addition, under the credit facility, PTC and its subsidiaries must maintain the following financial ratios:

•
A total leverage ratio, defined as consolidated total indebtedness to consolidated EBITDA, not exceeding 4.50 to 1.00 as of the last day of any fiscal quarter, provided that the total leverage ratio may be increased by 0.25 to 1.00 for a period of four consecutive quarters in connection with an acquisition if the aggregate purchase price of all acquisition consummated in the previous four consecutive quarters exceeds $350,000,000.
•
A senior secured leverage ratio, defined as of consolidated total indebtedness (excluding any unsecured indebtedness or subordinated indebtedness) to consolidated EBITDA, not exceeding 3.00 to 1.00 as of the last day of any fiscal quarter, provided that the senior secured leverage ratio may be increased by 0.25 to 1.00 for a period of four consecutive quarters in connection with an acquisition if the aggregate purchase price of all acquisition consummated in the previous four consecutive quarters exceeds $350,000,000.
•
An interest coverage ratio, defined as the ratio of consolidated EBITDA to consolidated interest expense of no less than 3.00 to 1.00 as of the last day of any fiscal quarter.

The foregoing description of the Amended Senior Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Senior Credit Agreement, which is filed as Exhibit 4.4 hereto and incorporated herein by reference.

Borrowing under the Amended Senior Credit Agreement

On January 3, 2023, PTC borrowed $630,000,000 under the new revolving credit facility and the entire $500,000,000 under the new term loan facility to repay amounts under the Existing Credit Facility (as described herein and in Item 1.02) and to pay the closing purchase price for, and transaction expenses related to, the acquisition of ServiceMax, Inc. (as described in Item 2.01 below), including the repayment of certain indebtedness of such entity or its subsidiaries.

Item 1.02 Termination of a Material Definitive Agreement.

On January 3, 2023, in connection with entering into the Amended Senior Credit Agreement described in Item 1.01, PTC terminated the Third Amended and Restated Credit Agreement dated February 13, 2020 by and among PTC, PTC (IFSC) Limited, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto. The material terms of the terminated credit agreement are described in Item 1.01 of PTC’s Current Report on Form 8-K filed on February 13, 2020, and are incorporated herein by reference. Approximately $359,000,000 was outstanding under the prior credit facility at the time of termination, which amount was repaid with a borrowing of the same amount under the new revolving credit facility upon closing of such credit facility.

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 3, 2023, PTC completed its acquisition of ServiceMax, Inc. pursuant to the Share Purchase Agreement dated November 17, 2022 by and among PTC, ServiceMax, Inc., and ServiceMax JV, LP (the “Share Purchase Agreement”), the terms of which are described in the Form 8-K filed by PTC on November 17, 2022 and which is filed as Exhibit 1.1 to that Form 8-K and incorporated by reference herein. On January 3, 2023, PTC paid the first purchase payment installment of $835 million, as adjusted for working capital, indebtedness, cash, and transaction expenses as set forth in the Share Purchase Agreement. The remaining purchase payment installment of $650 million is payable on October 2, 2023, without interest and not subject to contingencies.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.4 Fourth Amended and Restated Credit Agreement dated January 3, 2023 by and among PTC, PTC (IFSC) Limited, JPMorgan Chase Bank, N.A., as administrative agent, and the Lenders named therein.

104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 3, 2023	By:	/s/ Kristian Talvitie
Kristian Talvitie Executive Vice President, Chief Financial Officer